Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Announces Increase of Quarterly Cash Dividend

Rancho Cucamonga, CA. (January 26, 2004) — Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank, announced an increase in its quarterly cash dividend to $0.04 per share, payable on February 23, 2004, to shareholders of record as of February 13, 2004. The Company initiated its cash dividend program in the second quarter of 2003 with an initial declaration of $0.02 per share.

“Over the course of the previous three years, we have developed our unique approach to community-based relationship banking. We have just completed another record year in earnings and growth, and the Board of Directors believes the increase in the cash dividend is an appropriate recognition of these efforts to our shareholders,” stated Norman Morales, president and chief executive officer. “Our employees and our shareholders are our most valuable assets; we look forward to their continued support in the future.”

Vineyard National Bancorp, with approximately $900 million in assets, announced on January 12, 2004, its year-end earnings and operating performance results for 2003. Net earnings for the quarter ended December 31, 2003 were $2.6 million, or $0.58 per diluted share, compared with net earnings of $1.1 million, or $0.34 per diluted share, for the comparable period in 2002. The growth in earnings of $1.5 million represented an increase of approximately 140% over the comparable period last year. Net earnings for the fourth quarter of 2003 produced an annualized return on average common equity of approximately 39% for the period.

For the year ending December 31, 2003, the Company reported record net earnings of $8.0 million, or $2.15 per diluted share, compared with net earnings of $3.0 million, or $1.07 per diluted share, for the year ending December 31, 2002. The growth in earnings of $5.0 million represented an increase of 166% over the comparable period last year. Diluted net earnings per share increased 101% which produced a return on average equity of 37% for the period.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com under its “Investor relations” section.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. Vineyard Bank operates nine full-service branches located in Rancho Cucamonga, Blue Jay, Chino, Corona, Crestline, Diamond Bar, Irwindale, La Verne, and Manhattan Beach, in addition to loan production offices in San Diego, Beverly Hills, and Irvine. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol “VNBC”, and shares of its 5.6% Series B Convertible Preferred Stock are traded on the American Stock Exchange under the ticker symbol “VLP PrB”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Blvd. Rancho Cucamonga, CA 91730. Tel: (909) 581-1668 Fax: (909) 278-0041
Email address: shareholderinfo@vineyardbank.com